EXHIBIT 23.1

Blackman Kallick Bartelstein LLP

10 South Riverside Plaza

9th Floor

Chicago, IL 60606

Phone 312/207-1040

Fax 312/207-1066

CONSENT OF BLACKMAN KALLICK BARTLESTEIN LLP

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related prospectus of Think Partnership Inc. for the shelf registration of 12,118,891 shares of its common stock, and to the incorporation therein of our report, dated March 28, 2007, with respect to the financial statements of Think Partnership Inc. as of December 31, 2006 and 2005 and for the years then ended.

/s/ Blackman Kallick Bartelstein, LLP

Blackman Kallick Bartelstein, LLP

Chicago, Illinois

May 25, 2007